Exhibit 10.1
PERFORMANCE UNIT AGREEMENT
THIS AWARD AGREEMENT (the “Agreement”) is made and entered into as of June 4, 2007 (the “Date of Grant”), by and between Payless ShoeSource, Inc. (“Company”), and                                                              (“Executive”). Where the term “Company” is used herein, in describing Executive’s obligations, such obligations extend to any parent or subsidiary of the Company.
AGREEMENT
1.	Grant of Award. The Company grants to Executive performance share units, to be settled in Stock (“Performance Share Unit Award”), subject to the terms, conditions, and adjustments set forth in this Agreement and the Payless ShoeSource, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the 2006 Plan have the same definitions as provided in the 2006 Plan. If anything stated herein conflicts with the terms of the 2006 Plan document, the 2006 Plan document governs.
2.	Performance Period & Vesting Date. The performance period for this Performance Share Unit Award is June 4, 2007 through May 31, 2010 (“Performance Period”). Subject to the terms of this Agreement, if the following stock appreciation performance metrics are attained, the Performance Share Unit Award will cliff vest on May 31, 2010 (the “Vesting Date”). Notwithstanding the above, the Committee reserves the right to cancel all or part of this Performance Share Unit Award, at the Committee’s absolute discretion, based on relevant facts and circumstances. At the end of the Performance Period, the Performance Share Unit Award will vest based upon the greatest Stock Price Appreciation achieved during the Performance Period.

Stock Appreciation
Performance Metrics

• If Stock Price Appreciation is less than 25% for an “Appreciation Period”	Performance Share Unit Award will not vest

• If Stock Price Appreciation is equal to or greater than 25% and less than 50% for an Appreciation Period	Performance Share Unit Award will be settled in .5 shares of Stock for each performance unit granted

• If Stock Price Appreciation is equal to or greater than 50% and less than 75% for an Appreciation Period	Performance Share Unit Award will be settled in 1 share of Stock for each performance unit granted

Stock Appreciation
Performance Metrics

• If Stock Price Appreciation is equal to or greater than 75% and less than 100% for an Appreciation Period	Performance Share Unit Award will be settled in 1.25 shares of Stock for each performance unit granted

• If Stock Price Appreciation is greater than 100% for an Appreciation Period	Performance Share Unit Award will be settled in 1.5 shares of Stock for each performance unit granted
Stock Price Appreciation means relative to the closing Stock price on the Date of Grant, the price for one share of Stock must appreciate by the required percentage(s) listed above and must be maintained for any 20 consecutive trading days during the Performance Period in order for the Performance Share Unit Award to vest. This 20 consecutive trading day period during the Performance Period is referenced herein as the “Appreciation Period”. For example, if the Stock price on the Date of Grant is $30, a Stock Price Appreciation of greater than $37.50 which is maintained for 20 consecutive days during the Performance Period will result in a Performance Share Unit Award of .5 shares of Stock for each performance share unit granted which vests at the end of the Performance Period. .
3.	Payment.
If the Stock Price Appreciation requirements are satisfied and the Performance Share Unit Award vests, as soon as practicable after the end of the Performance Period, the Company shall pay to Executive the due payment, settled in Stock, as determined by the Stock Appreciation Performance Metrics above.
4.	Termination of Agreement.
(a) Except as provided in subsections (b) and (c), this Agreement will terminate and be of no further force or effect and all unvested Performance Units shall immediately be forfeited on the date that Executive is no longer employed by the Company or any of its subsidiaries.
(b) Notwithstanding subsection (a), if during the Performance Period but prior to vesting, (i) Executive ceases to be an employee of the Company by reason of Disability or death, (ii) Executive has been in continuous employment of the Company from the Date of Grant through the date of such event, and (iii) such Disability or death occurs more than one year after the Date of Grant, then a prorated portion of the Performance Share Unit Award will be paid at the end of the Performance Period to the beneficiary of the Executive in the case of death, or to the Executive in the case of Disability. As used herein, “Disability” means a permanent and total disability which enables the Executive to be eligible for and receive a disability benefit under the Federal Social Security Act. Further, if Executive Retires during the Performance Period but prior to vesting, Executive will be eligible for a prorated portion of the Performance Share Unit Award at the end of the Performance Period. In the case of an Executive who dies, becomes Disabled or Retires, the number of shares settled under the Performance Share Unit Award will be based upon the number of months (rounded up or down to the nearest whole month) divided by 36 multiplied by the number of shares that would be paid out if Executive were actively employed through and on the last day of the Performance Period.
(c) For purposes of this Section 4(b), the Executive’s employment shall not be deemed to have ceased solely by reason of a leave of absence (i) during the first 90 consecutive days of paid military, sick, family or other bona fide paid leave of absence, or (ii) thereafter, if Executive has a right of reemployment expressly guaranteed by either statute or contract.
(d) Notwithstanding any other provision of this Agreement to the contrary:
(i)	The Committee has the absolute right to cancel all unvested Performance Units hereunder at any time if the Executive’s Retirement was without the Company’s consent or if, during the Executive’s period of Retirement or Disability, the Executive engages in employment or activities that, in the sole opinion of the Committee, are contrary to the best interests of the Company.

(ii)	The Committee has the absolute right to cancel all unvested Performance Units, and rescind any vested Performance Unit, if within the later of (x) the non-compete period specified in such Executive’s employment agreement or (y) six months from the Vesting Date of the Performance Share Unit Award,
(1) the Executive divulges “Confidential Information” as described in Section 5(m) of the 2006 Plan or
(2) upon the Company’s request and/or upon Executive’s termination of employment (for any reason), Executive fails to return to the Company all documents, records, notebooks, computer diskettes and tapes and anything else containing the Company’s Confidential Information, including copies thereof, as well as any other Company property, in Executive’s possession, custody or control, including deleting from employee’s personal computer(s) and other electronic storage medium any of the Company’s proprietary or Confidential Information, or
(3) the Executive fails to (i) notify and provide the Company with the details of any unauthorized possession, use or knowledge of any o f the Company’s Confidential information as soon as Executive becomes aware of such circumstance (ii) assist the Company in preventing any reoccurrence of such possession, use or knowledge, or (iii) cooperate with the Company in any litigation or other action to protect or retrieve the Company’s Confidential Information, or
(4) (i) Executive fails to assign and transfer to the Company, the right, title and interest in and to any and all inventions, discoveries, improvements, innovations, and/or designs (the “Work Product”) conceived, discovered, developed, acquired or secured by Executive, solely or jointly with others or otherwise, together with all associated U.S. and foreign intellectual property rights (i.e. patents, copyrights, trademarks or trade secrets) if such Work product is related directly or indirectly to the Company’s business or to the research or development work of the Company, or (ii) upon discovery, development or acquisition of any Work Product, Executive fails to notify the Company an/or fails to execute and deliver to the Company, without further compensation, such documents prepared by the Company as may be reasonable or necessary to prepare or prosecute applications of the Work Product and to assign and transfer to the Company all of Executive’s right, title and interest in and to such Work product and intellectual property rights thereof.
Within 10 days after receiving notice that he Committee has rescinded an Award, Executive must either (i) pay to the Company an amount equal to the Fair Market Value of the Stock, as of the vesting date, for the Stock received as compensation for the Award and/or (ii) return to the Company the number of shares of Stock received upon vesting of the Award. This paragraph 4 shall not apply to the Executive if the Executive is employed by, or acting as an advisor to, a Competing Business, as defined by the Executive’s employment agreement, solely in Executive’s capacity as an attorney.
5.	Administration. The Performance Share Unit Award shall be administered by the Committee subject to all applicable provisions of this Agreement. The Committee is authorized to construe and interpret this Agreement and to make all determinations and take all actions necessary or advisable for the administration of the Performance Share Unit Award.
6.	Change of Control.
In the event the Company experiences a Change of Control during the Performance Period but before the Performance Share Unit Award vested, the Award will be calculated and paid in cash based upon the Fair Market Value of the Stock at the time of the Change of Control and prorated based upon the number of months, rounded up or down to the nearest whole month, the Executive is actively employed during the start of the Performance Period to the date of the Change of Control. A Change of Control has such meaning as defined in the 2006 Plan.
7.	Tax Withholding. Payments received by the Executive pursuant to Sections 3 & 6 of this Agreement will be subject to any and all federal, state, and local tax withholding that in the opinion of the Company is required by law.
8.	Offset. The Company may deduct from the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed by the Executive, then the Executive agrees to pay immediately the unpaid balance to the Company.
9.	Non-Transferability. Neither this Performance Share Unit Award nor any rights under this Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.
10.	Governing Law. The law of the State of Delaware shall apply to all awards and interpretations under this Agreement without regard to the application of such state’s conflict of laws principles.
11.	No Employment Contract. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Executive’s employment at any time, in the absence of a specific agreement to the contrary.
12.	Plan Summary. Executive acknowledges that Executive has received a copy of the 2006 Plan and/or Plan Summary, as such Plan is in effect on the date of this Agreement, has read and understands the terms of the 2006 Plan and of this Agreement, and agrees to all the terms and conditions provided for in the 2006 Plan and this Agreement.
13.	Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by both parties, or their respective successors, and then only with Committee approval.
Payless ShoeSource, Inc. has caused this Agreement to be executed in its corporate name and Executive has executed the same in evidence of the Executive’s acceptance hereof upon the terms and conditions herein set forth effective as of the Date of Grant.

PAYLESS SHOESOURCE, INC.
By:
Its:
EXECUTIVE